September 2, 2025

Jeff Stutz

Dear Jeff,

Congratulations! This letter confirms the details of our verbal offer for your new role as Chief Operating Officer reporting to Andi Owen, President and CEO. Your transfer date is September 8, 2025. Your assigned work location will be the Design Yard. As a MillerKnoll associate, you will be part of the engine powering the world’s most dynamic design brands.

Compensation
As discussed, your total target compensation is $2,698,750. Your bi-weekly pay will be $24,423.08, annualized, this amount will be $635,000.00. Any future base pay increases will be driven by job performance, pay administration program guidelines, and review of competitive market data.

You will be eligible to participate in MillerKnoll’s Annual Incentive Cash Bonus Plan (AIP), with a target award equal to 100% of your annualized base salary. The achievement of the award will be based 100% on MillerKnoll Adjusted Operating Earnings results as determined by the MillerKnoll Compensation Committee of the Board of Directors (Compensation Committee). For FY26, your AIP target award will be prorated based on eligible earnings paid from June 1, 2025, to September 7, 2025, multiplied by 80%. And from September 8, 2025, to May 30, 2026, multiplied by 100%. The details of the AIP are provided separately and are governed by the Compensation Committee.

You will also be eligible to participate in our Long-Term Incentive (LTI) Plan; the first grant will be provided in July 2026. The target value for your LTI Equity Award is 225% of your base salary. The targeted award value, amount granted, and type of equity-based instrument used to deliver the award value are subject to annual adjustments by the Compensation Committee.

Severance
In certain circumstances, you will be eligible for severance, pursuant to the Salary Continuation Program. Currently, your position would be eligible for 18-months of salary continuation upon signing the Termination and Mutual Release Agreement at time of separation. Newly hired executives terminated prior to one full year of service receive one-half of the applicable salary continuation package. Those terminated between 12 months and 24 months of service receive two-thirds of the applicable salary continuation package. After 24 months of service executives are eligible for full salary continuation benefits.

Please provide your electronic signature to demonstrate your acceptance of this offer letter. Your electronic signature is as binding as an ink signature. If you have any questions, please feel free to contact me.

/s/ Andi Owen	09/03/2025
Andi Owen	Date
President and CEO

/s/ Jeffrey Stutz	09/03/2025
Jeffrey Stutz	Date